Liberty Star Uranium & Metals Corp

http://www.LibertyStarUranium.com

LBSU:OTCBB	LBV: Frankfurt

News Release 75

June 2, 2008

FOR IMMEDIATE RELEASE

Liberty Star And XState Resources Proceed With Drilling Five Additional Breccia Pipe Targets

Tucson, Arizona-- June 2, 2007 -- Liberty Star Uranium & Metals Corp. (the ”Company, “ LBSU: OTCBB) is pleased to announce the Company will initiate a shallow drilling program to test five additional breccia pipe targets to define geological indicators associated with breccia pipes. A fifty percent interest will be transferred to JV Partner XState Resources of Australia (XST: ASX) under an amended Joint Venture Agreement (JVA) for funding this program. Geophysical and geochemical analysis will follow the shallow drilling. Deep drilling will be conducted on targets that yield favorable results from the shallow drilling program. The Helvia target has favorable indicators obtained from the last drilling program and is also being considered for deep drilling.

The estimated duration of the shallow drill program is 35 days and will begin in early June to mid-June.

The Company continues to seek joint venture partnerships or  alternative favorable financial arrangements on numerous targets within the North Pipes Super Project and its other exploration projects; Big Chunk Super Project in Alaska, the Providence Project, in Nevada’s Beatty Bull Frog Mining District, the East Silver Bell Porphyry Copper Project and the Tombstone Porphyry Center Project, in southern Arizona. Of these, Confidentiality Agreements have been signed with major mining companies for Big Chunk, and discussions are in progress on Providence and Tombstone.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain, which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining. Liberty Star Uranium & Metals holds about 300 pipe targets, approximately 40% currently identified total. Approximately 22 other companies hold the other approximate. The Company holds numerous other porphyry copper and precious metal targets in Alaska, Arizona and Nevada. Information on these can be found at Liberty Star’s extensive web site http://www.libertystaruranium.com/.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward-looking statements. Forward looking statement in this news release include that we will initiate a shallow drilling program to test five additional breccia pipe targets; that deep drilling will be conducted on targets that yield favorable results from the shallow drilling program and that deep drilling is also being considered on the Helvia target; and that the estimated duration of the shallow drill program is 35 days and will begin in early June It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; that we may not be able to get any major mining company or any other potential partner interested in joint venturing exploration of our properties; we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Tracy Myers Investor Relations Liberty Star Uranium & Metals Corp. Phone (520) 731-8786 info@LibertyStarUranium.com http://www.LibertyStarUranium.com	AGORACOM.COM, The Small Cap Epicenter http://www.agoracom.com/ir/libertystar lbsu@agoracom.com